Exhibit 21.1

TC BioPharm (Holdings) plc*

List of Subsidiaries

Subsidiary	Jurisdiction

TC BioPharm Limited	England and Wales

TC BioPharm (North America) Inc.	Delaware

TC BioPharm BV,	The Netherlands